Exhibit 10.1

AMENDMENT

TO

MASTER NETWORK AFFILIATION AGREEMENT

This Amendment to Master Network Affiliation Agreement (this “Amendment”) is effective as of October 1, 2011 by and between Entravision Communications Corporation (“Entravision”) and Univision Network Limited Partnership (“Univision”). Each of Univision and Entravision may be referred to under this Amendment as a “Party” or, together, as the “Parties.”

WHEREAS, the Parties have entered into the Master Network Affiliation Agreement dated as of August 14, 2002 by and between Entravision and Univision (the “Affiliation Agreement”).

WHEREAS, the parties desire to keep the Affiliation Agreement in full force and effect, except as expressly amended as set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. The Affiliation Agreement is hereby amended as follows:

1.1. Sections 8(a), 8(b) and 8(f) of the Affiliation Agreement are hereby restated in their entirety to read as follows:

“(a) As consideration for UNIVISION’s services as national and regional sales representative for AFFILIATE, AFFILIATE shall pay to UNIVISION 9.4% of all Net Sales of each Station.”

“(b) If AFFILIATE packages a Sale on a Station together with any other Sale(s) (including, but not limited to, a sale on other media such as radio, print or television station that is not a Station), the 9.4% fee set forth in Section 8(a) will be payable on the amount of Net Sales on Stations included in such package; provided, however, that such Sales will be priced at no less than the Average Unit Rate for similar Sales.”

“(f) The amounts payable from AFFILIATE to UNIVISION, pursuant to Section 8(a), shall be paid monthly no later than the fifteenth (15th) of each month for all Sales made during the previous broadcast month. Payments from AFFILIATE to UNIVISION shall be accompanied by an Excel spreadsheet (or other mutually acceptable accounting format) setting forth all Sales on AFFILIATE’s Stations from all sources, and for each Sale stating (i) the name of the advertiser, (ii) the Station(s) on which the Sale was made, (iii) the dollar amount of the Sale before agency commission, (iv) the amount of agency commissions due thereon, and (v) the amount of Net Sales and the amount due to UNIVISION pursuant to Section 8(a).”

1.2. Section 1 of the Affiliation Agreement is hereby amended by adding the following definitions of “Net Sales” and “Average Unit Rate” thereto, and replacing the definition of “Sale” therein as follows:

“Sale” means a sale (billed or billable) of advertising of any nature for broadcast on one of AFFILIATE’s Stations, and not for broadcast on the UNIVISION Network generally, including but not limited to time sales of advertising, product placements or integration, and in-program sponsorships, and including Sales provided in exchange for barter. For clarity, the term “Sale” does not include advertising that AFFILIATE is obligated to provide to multichannel video programming distributors under retransmission consent agreements that Univision negotiated on AFFILIATE’s behalf under the Retransmission Rights Agreement dated as of August 6, 2008 (“the Proxy Agreement”), or, after termination of the Proxy Agreement, under retransmission consent agreements entered into under a subsequent agreement between Univision and AFFILIATE.

“Net Sales” means all Sales net only of agency commission. If a Sale includes a barter transaction, the barter will be valued at 100% of the fair value of the goods or services received by AFFILIATE in consideration for the advertising provided in accordance with Generally Accepted Accounting Principles (GAAP). In the event that a Sale, or portion thereof, on which a fee was paid by AFFILIATE to UNIVISION pursuant to Section 8(a) is subsequently written off as uncollectible or the amount of such Sale is subsequently adjusted, in either case in accordance with GAAP, the amount of such Sale that is written off or adjusted shall be deducted from Net Sales during the month such Sale is written off or adjusted, and the fee previously paid pursuant to Section 8(a) on the amount written off or adjusted shall be deducted from the fees owed pursuant to Section 8(a) during the month such Sale is written off or adjusted; provided, however, that the aggregate amount of deductions from Net Sales due to Sales that are written off as uncollectible shall not exceed 1.4% of Net Sales in each calendar year. If any portion of a Sale that was written off or adjusted is subsequently collected, the amount collected will be added to Net Sales for the month in which it was collected.

“Average Unit Rate” means the average of rates, in 30-second equivalents or other standard units, that were sold on a Station for a given day part in a given month, excluding the effects of sales orders related to direct response, barter, retransmission, under delivery weight, cross promotion between divisions and public service announcements.

1.3. Section 17 of the Affiliation Agreement is hereby amended and restated its entirety as follows:

“ 17. Exclusive Representation. AFFILIATE and UNIVISION agree that UNIVISION shall be the exclusive representative of AFFILIATE for Sales to national and regional advertisers throughout the United States and the world. AFFILIATE agrees to refer requests by any potential national and regional advertiser to UNIVISION, which shall be responsible for servicing such accounts. Notwithstanding the foregoing, AFFILIATE and UNIVISION acknowledge that certain national and regional advertisers may be serviced by AFFILIATE, and AFFILIATE and UNIVISION will work together in good faith to coordinate servicing efforts on such accounts. UNIVISION, in its role of exclusive sales representative for AFFILIATE for national and regional advertisers, shall have no obligation to market, sell, or administer the sale of any commercial announcement, infomercial, program, or other product which would conflict with any UNIVISION Network Programming or commercial announcement scheduled by UNIVISION for broadcast over the Stations.”

2. All terms and conditions of the Affiliation Agreement shall remain in full force and effect except as expressly modified by this Amendment and except that all references in the Affiliation Agreement to “Agreement” or words of like import referring to the Affiliation Agreement shall mean the Affiliation Agreement as amended by this Amendment.

3. Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Affiliation Agreement.

4. This Amendment may be signed in counterpart originals and exchanged by facsimile or other electronic transmission, which collectively shall have the same legal effect as if all signatures had appeared in original handwriting on the same physical document.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Name:	Walter F. Ulloa
Title:	Chairman and Chief Executive Officer

UNIVISION NETWORK LIMITED PARTNERSHIP

By:	/s/ Peter H. Lori
Name:	Peter H. Lori
Title:	EVP, Controller & Chief Accounting Officer

[Signature Page to Amendment to Master Network Affiliation Agreement]